NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Energy, Inc. Reports First Quarter 2017 Results

Declares Quarterly Cash Dividend
Schedules conference call for May 9, 2017 at 12:30 p.m. Eastern
DALLAS, TEXAS, May 8, 2017 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2017. Net income available to stockholders for the first quarter of 2017 was $7.3 million, or $0.10 per share, compared to net loss available to stockholders of $(35.5) million, or $(0.51) per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $8.8 million, or $0.12 per share, for the first quarter of 2017, compared to net loss available to stockholders of $(29.2) million, or $(0.42) per share, for the same period last year.
Alan Moret, CEO, commented, “We are very pleased with our strong operational performance in the first quarter of 2017, with both of our refineries setting quarterly total throughput records. Our operations were complemented by an improvement in our benchmark Gulf Coast crack spreads relative to the fourth quarter of 2016 and the same quarter last year. Our first quarter results also benefited from the reduction to RINs expense that was booked during the quarter. We have been encouraged by the positive trends we have seen in refining into the second quarter of 2017, including improved discounts for Midland-priced crudes and improved crack spreads.
“The Big Spring refinery achieved record quarterly total throughput of almost 78,000 barrels per day in the first quarter of 2017. The refinery operating margin of $10.32 per barrel benefited from a strong wholesale marketing environment. Direct operating expense was only $3.54 per barrel as a result of efficient operations. We expect total throughput at the Big Spring refinery to average 73,000 barrels per day for the second quarter of 2017 and 75,000 barrels per day for the full year of 2017.
“The Krotz Springs refinery ran very well in the first quarter of 2017, with total throughput exceeding 77,000 barrels per day setting a new record under our ownership. The refinery operating margin of $5.31 per barrel does not include the $27.7 million benefit from the renewable fuel standard exemption. As was previously announced, in February 2017 the EPA approved a small refinery exemption for the Krotz Springs refinery from the requirements of the renewable fuel standard for the 2016 calendar year. On an after-tax basis, the impact of the exemption was $19.2 million or $0.27 per share. The Krotz Springs refinery’s direct operating expense of $3.21 per barrel was very low and reflects continued efforts to control costs at the refinery. We expect total throughput at the Krotz Springs refinery to average 75,000 barrels per day for the second quarter of 2017 and 74,000 barrels per day for the full year of 2017.
“Turning to our retail segment, our fuel sales volumes increased by 6.2 percent in the first quarter of 2017 relative to the same quarter last year, despite a lower store count in the first quarter of 2017. Same-store fuel sales volumes were up 6.7 percent in the first quarter of 2017 compared to the first quarter of 2016. We continue to expect this business to improve as activity in the Permian Basin accelerates and as summer driving season begins.”
Shai Even, Senior Vice President and CFO, commented, “The profitability of our California renewable fuels facility in the first quarter of 2017 was negatively impacted by the expiration of the federal blender’s tax credit on December 31, 2016. As a result, the facility generated a small operating loss in the first quarter of 2017. However, if the blender’s tax credit is reinstated and becomes effective retroactively to the beginning of 2017, we will record additional pre-tax income of $8.8 million before the effect of non-controlling interest. Total throughput for the first quarter of 2017 averaged approximately 2,700 barrels per day.”
FIRST QUARTER 2017
Special items reduced net income by $1.4 million for the first quarter of 2017 primarily as a result of employee retention expenses of $2.0 million and expenses related to the Delek merger of $2.0 million, partially offset by gains of $1.7 million related to an asphalt inventory adjustment and $0.5 million associated with gains recognized on disposition of assets, before income tax and non-controlling interest impacts of $0.4 million. Special items increased net loss by $6.3 million for the first quarter of 2016 primarily as a result of employee retention expenses of $4.7 million, unrealized losses of $3.3 million associated with commodity swaps and $2.1 million associated with losses recognized on disposition of assets, before income tax and non-controlling interest impacts of $3.8 million.
The combined total refinery average throughput for the first quarter of 2017 was 155,081 barrels per day (“bpd”), consisting of 77,754 bpd at the Big Spring refinery and 77,327 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 138,998 bpd for the first quarter of 2016, consisting of 67,536 bpd at the Big Spring refinery and 71,462 bpd at the Krotz Springs refinery. During the first quarter of 2017, both of the Big Spring and Krotz Springs refineries reported the highest total quarterly average throughput since their respective acquisitions. The reduced throughput at our Big Spring refinery during the first quarter of 2016 was the result of planned downtime to complete a reformer regeneration and catalyst replacement for our diesel hydrotreater unit. The reduced throughput at the Krotz Springs refinery during the first quarter of 2016 was the result of our election to reduce the crude rate in order to optimize the refinery yield.
Refinery operating margin at the Big Spring refinery was $10.32 per barrel for the first quarter of 2017 compared to $7.77 per barrel for the same period in 2016. This increase in operating margin was primarily due to a higher Gulf Coast 3/2/1 crack spread and a widening of the WTI Cushing to WTS spread, partially offset by the increased premium in WTI Midland compared to WTI Cushing, increased RINs costs and a reduced benefit from the contango market environment which increased the cost of crude.
Refinery operating margin at the Krotz Springs refinery was $5.31 per barrel for the first quarter of 2017 compared to $1.59 per barrel for the same period in 2016. This increase in operating margin was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread and reduced RINs costs, partially offset by the increased premium in WTI Midland compared to WTI Cushing and a reduced benefit from the contango market environment which increased the cost of crude.
In February 2017, the EPA approved a small refinery exemption for the Krotz Springs refinery from the requirements of the renewable fuel standard for the 2016 calendar year, resulting in a reduction to RINs expense of $27.7 million in the first quarter of 2017.
The average Gulf Coast 3/2/1 crack spread was $13.75 per barrel for the first quarter of 2017 compared to $11.24 per barrel for the same period in 2016. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $9.74 per barrel for the first quarter of 2017 compared to $6.74 per barrel for the same period in 2016.
The average WTI Cushing to WTI Midland spread for the first quarter of 2017 was $(0.64) per barrel compared to $(0.13) per barrel for the same period in 2016. The average WTI Cushing to WTS spread for the first quarter of 2017 was $1.27 per barrel compared to $(0.10) per barrel for the same period in 2016. The average LLS to WTI Cushing spread for the first quarter of 2017 was $1.58 per barrel compared to $1.60 per barrel for the same period in 2016. The average Brent to WTI Cushing spread for the first quarter of 2017 was $1.66 per barrel compared to $0.49 per barrel for the same period in 2016. The average Brent to LLS spread for the first quarter of 2017 was $(0.13) per barrel compared to $(0.89) per barrel for the same period in 2016.
The average RINs cost effect on the Big Spring refinery operating margin was $0.59 per barrel for the first quarter of 2017, compared to $0.13 per barrel for the same period in 2016. The average RINs cost effect on the Krotz Springs refinery operating margin, excluding the impact of the 2016 exemption, was $1.49 per barrel for the first quarter of 2017, compared to $1.60 per barrel for the same period in 2016.
The contango environment in the first quarter of 2017 created an average cost of crude benefit of $1.00 per barrel compared to an average cost of crude benefit of $1.83 per barrel for the same period in 2016.
Our California renewable fuels facility generated operating income (loss) of $(2.4) million for the first quarter of 2017, compared to $7.2 million for the first quarter of 2016. The decrease was primarily due to the expiration of the blender’s tax credit on December 31, 2016.
Asphalt margins for the first quarter of 2017 were $78.45 per ton compared to $84.16 per ton for the same period in 2016. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first quarter of 2017 were $74.39 per ton compared to $91.12 per ton in the first quarter of 2016.

Retail fuel margins decreased to 19.5 cents per gallon in the first quarter of 2017 from 19.9 cents per gallon in the first quarter of 2016. Retail fuel sales volume increased to 53.1 million gallons in the first quarter of 2017 from 50.0 million gallons in the first quarter of 2016.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on June 8, 2017 to stockholders of record at the close of business on May 22, 2017.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Tuesday, May 9, 2017, at 12:30 p.m. Eastern Time (11:30 a.m. Central Time), to discuss the first quarter 2017 financial results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through May 16, 2017 and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13660045#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon owns a majority interest in a renewable fuels facility in California, with a throughput capacity of 3,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2016, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2017	2016
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,150,593	$849,973
Operating costs and expenses:
Cost of sales	972,874	735,144
Direct operating expenses	64,242	68,617
Selling, general and administrative expenses (2)	49,225	48,701
Depreciation and amortization (3)	36,547	34,862
Total operating costs and expenses	1,122,888	887,324
Gain (loss) on disposition of assets	476	(2,088)
Operating income (loss)	28,181	(39,439)
Interest expense	(15,117)	(18,307)
Equity earnings (losses) of investees	(133)	378
Other income (loss), net	(89)	72
Income (loss) before income tax expense (benefit)	12,842	(57,296)
Income tax expense (benefit)	2,568	(21,236)
Net income (loss)	10,274	(36,060)
Net income (loss) attributable to non-controlling interest	2,947	(523)
Net income (loss) available to stockholders	$7,327	$(35,537)
Earnings (loss) per share, basic	$0.10	$(0.51)
Weighted average shares outstanding, basic (in thousands)	71,490	70,143
Earnings (loss) per share, diluted	$0.10	$(0.51)
Weighted average shares outstanding, diluted (in thousands)	71,577	70,143
Cash dividends per share	$0.15	$0.15
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$82,483	$(29,351)
Investing activities	(13,239)	(47,017)
Financing activities	(19,417)	35,624
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$8,773	$(29,233)
Adjusted earnings (loss) per share (4)	$0.12	$(0.42)
Adjusted EBITDA (5)	$64,030	$1,294
Capital expenditures (6)	13,067	23,446
Capital expenditures for turnarounds and catalysts	1,349	16,610

	March 31, 2017	December 31, 2016
	(dollars in thousands)
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$186,129	$136,302
Working capital (7)	2,976	25,789
Total assets (7)	2,112,204	2,095,301
Total debt	516,319	527,966
Total debt less cash and cash equivalents	330,190	391,664
Total equity	581,345	582,413

REFINING AND MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2017	2016
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (8)	$1,006,629	$696,613
Operating costs and expenses:
Cost of sales	871,482	626,036
Direct operating expenses	57,654	62,793
Selling, general and administrative expenses	21,617	18,275
Depreciation and amortization	31,353	29,784
Total operating costs and expenses	982,106	736,888
Gain (loss) on disposition of assets	2	(2,088)
Operating income (loss)	$24,525	$(42,363)
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (9)	$10.32	$7.77
Refinery operating margin – Krotz Springs (9)	5.31	1.59
California renewable fuel operating margin (10)	14.96	153.64
Refinery direct operating expense – Big Spring (11)	3.54	4.07
Refinery direct operating expense – Krotz Springs (11)	3.21	3.83
California renewable fuel direct operating expense (11)	14.56	56.41
Capital expenditures	$6,554	$18,559
Capital expenditures for turnarounds and catalysts	1,349	16,610
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$13.75	$11.24
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$9.74	$6.74
WTI Cushing crude oil (per barrel)	$51.78	$33.30
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (13)	$(0.64)	$(0.13)
WTI Cushing less WTS (13)	1.27	(0.10)
LLS less WTI Cushing (13)	1.58	1.60
Brent less WTI Cushing (13)	1.66	0.49
Brent less LLS (13)	(0.13)	(0.89)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.56	$1.07
Gulf Coast ultra-low sulfur diesel	1.57	1.03
Gulf Coast high sulfur diesel	1.45	0.91
Natural gas (per MMBtu)	3.07	1.98

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2017		2016
	bpd	%	bpd	%
Refinery throughput:
WTS crude	30,301	39.0	36,554	54.1
WTI crude	42,877	55.1	27,760	41.1
Blendstocks	4,576	5.9	3,222	4.8
Total refinery throughput (14)	77,754	100.0	67,536	100.0
Refinery production:
Gasoline	38,690	49.9	34,100	50.5
Diesel/jet	28,871	37.2	22,682	33.6
Asphalt	2,893	3.7	3,148	4.6
Petrochemicals	4,530	5.8	3,617	5.3
Other	2,633	3.4	4,027	6.0
Total refinery production (15)	77,617	100.0	67,574	100.0
Refinery utilization (16)		100.2%		93.2%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2017		2016
	bpd	%	bpd	%
Refinery throughput:
WTI crude	22,633	29.3	13,797	19.3
Gulf Coast sweet crude	49,958	64.6	49,350	69.1
Blendstocks	4,736	6.1	8,315	11.6
Total refinery throughput (14)	77,327	100.0	71,462	100.0
Refinery production:
Gasoline	38,255	48.7	36,274	49.7
Diesel/jet	30,772	39.1	26,989	37.0
Heavy Oils	1,244	1.6	1,534	2.1
Other	8,339	10.6	8,157	11.2
Total refinery production (15)	78,610	100.0	72,954	100.0
Refinery utilization (16)		98.1%		85.3%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA RENEWABLE FUELS FACILITY	For the Three Months Ended
	March 31,
	2017		2016
	bpd	%	bpd	%
Throughput:
Tallow/vegetable oils	2,361	88.5	2,606	100.0
Other	305	11.5	—	—
Total throughput (14)	2,666	100.0	2,606	100.0
Production:
Renewable gasoline	300	11.5	—	—
Renewable diesel	2,107	80.6	1,994	81.0
Renewable jet	150	5.7	260	10.6
Naphtha	57	2.2	208	8.4
Total production (15)	2,614	100.0	2,462	100.0

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2017	2016
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$44,821	$53,499
Operating costs and expenses:
Cost of sales (17) (18)	36,283	43,865
Direct operating expenses	6,588	5,824
Selling, general and administrative expenses	2,212	3,198
Depreciation and amortization	1,219	1,260
Total operating costs and expenses	46,302	54,147
Operating loss (21)	$(1,481)	$(648)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	65	85
Non-blended asphalt sales volume (tons in thousands) (20)	22	29
Blended asphalt sales price per ton (19)	$427.98	$413.78
Non-blended asphalt sales price per ton (20)	163.86	145.17
Asphalt margin per ton (21)	78.45	84.16
Capital expenditures	$1,482	$740

RETAIL SEGMENT
	For the Three Months Ended
	March 31,
	2017	2016
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$190,143	$162,971
Operating costs and expenses:
Cost of sales (18)	156,109	128,353
Selling, general and administrative expenses	25,203	27,037
Depreciation and amortization	3,291	3,399
Total operating costs and expenses	184,603	158,789
Gain on disposition of assets	474	—
Operating income	$6,014	$4,182
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	304	309
Retail fuel sales (thousands of gallons)	53,101	50,005
Retail fuel sales (thousands of gallons per site per month) (22)	60	56
Retail fuel margin (cents per gallon) (23)	19.5	19.9
Retail fuel sales price (dollars per gallon) (24)	$2.14	$1.70
Merchandise sales	$76,332	$77,825
Merchandise sales (per site per month) (22)	$84	$84
Merchandise margin (25)	30.9%	31.5%
Capital expenditures	$4,945	$2,711

(1)	Includes excise taxes on sales by the retail segment of $20,725 and $19,525 for the three months ended March 31, 2017 and 2016, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $193 and $191 for the three months ended March 31, 2017 and 2016, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $684 and $419 for the three months ended March 31, 2017 and 2016, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax employee retention expense, after-tax expenses related to Delek merger, after-tax gains on asphalt inventory adjustment, after-tax unrealized losses on commodity swaps and after-tax (gain) loss on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended
	March 31,
	2017	2016
	(dollars in thousands)
Net income (loss) available to stockholders	$7,327	$(35,537)
Exclude adjustments:
Employee retention expense	2,000	4,700
Expenses related to Delek merger	2,000	—
(Gain) on asphalt inventory adjustment	(1,713)	—
Unrealized losses on commodity swaps	—	3,333
(Gain) loss on disposition of assets	(476)	2,088
Total adjustments	1,811	10,121
Income tax impact related to adjustments	(362)	(3,751)
Non-controlling interest impact related to adjustments	(3)	(66)
Adjusted net income (loss) available to stockholders	$8,773	$(29,233)
Adjusted earnings (loss) per share	$0.12	$(0.42)

(5)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, (gain) loss on disposition of assets and unrealized losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, (gain) loss on disposition of assets, unrealized losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended
	March 31,
	2017	2016
	(dollars in thousands)
Net income (loss) available to stockholders	$7,327	$(35,537)
Net income (loss) attributable to non-controlling interest	2,947	(523)
Income tax expense (benefit)	2,568	(21,236)
Interest expense	15,117	18,307
Depreciation and amortization	36,547	34,862
(Gain) loss on disposition of assets	(476)	2,088
Unrealized losses on commodity swaps	—	3,333
Adjusted EBITDA	$64,030	$1,294
Adjusted EBITDA does not exclude gains of $1,713 and $0 for the three months ended March 31, 2017 and 2016, respectively, resulting from a price adjustment related to asphalt inventory.

(6)	Includes corporate capital expenditures of $86 and $1,436 for the three months ended March 31, 2017 and 2016, respectively, which are not allocated to our three operating segments.

(7)
During the three months ended March 31, 2017, we adopted the FASB’s recently issued accounting guidance simplifying the presentation of deferred income taxes. As a result of adopting this guidance, our current deferred income tax asset that had previously been included as a current asset in our consolidated balance sheets has been reclassified as a reduction of our non-current deferred income tax liability. These changes have been applied retrospectively to all periods presented.

(8)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(9)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months ended March 31, 2017 excludes a benefit of $27,746 related to the EPA approval of a small refinery exemption for the Krotz Springs refinery from the requirements of the renewable fuel standard for the 2016 calendar year. The refinery operating margin for the three months ended March 31, 2016 excludes realized and unrealized gains on commodity swaps of $366.

(10)
The California renewable fuels facility operating margin is a per barrel measurement calculated by dividing the facility’s margin between net sales and cost of sales by the facility’s throughput volumes. Included in net sales are environmental credits in the form of RINs, low-carbon fuel standards credits and blender’s tax credits, when effective, generated by the facility.

During the three months ended March 31, 2017, we received no benefit from the federal blender’s tax credit as this legislation expired on December 31, 2016. However, if the blender’s tax credit is reinstated and becomes effective retroactive to the beginning of 2017, we will record additional pre-tax income of $8,778, or $37.00 per barrel of throughput, related to product sales during the first quarter of 2017 at the California renewable fuels facility.

(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(13)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. Total throughput for the California renewable fuels facility represents the total barrels per day of tallow and vegetable oils used by the facility for the period following March 1, 2016.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries. Total production for the California renewable fuels facility represents the total barrels per day produced from processing tallow and vegetable oils through the facility’s units for the period following March 1, 2016.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $13,397 and $14,118 for the three months ended March 31, 2017 and 2016, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin excludes gains of $1,713 and $0 for the three months ended March 31, 2017 and 2016, respectively, resulting from a price adjustment related to asphalt inventory. These gains are included in operating loss of the asphalt segment.

(22)	At March 31, 2017, we had 304 retail convenience stores of which 294 sold fuel. At March 31, 2016, we had 309 retail convenience stores of which 298 sold fuel.

(23)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.